WAIVER AND AMENDMENT

THIS WAIVER AND AMENDMENT (this “Amendment”) is entered into as of December 1, 2005, by and among Galaxy Energy Corporation, a Colorado corporation (the “Company”), and the investors listed on the Schedule of Investors attached hereto (collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Company and certain of the Investors (the “2004 Investors”) entered into that certain Securities Purchase Agreement (the “2004 Purchase Agreement”), dated as of August 19, 2004, pursuant to which the Company issued to the 2004 Investors senior secured convertible notes (such notes, together with any promissory notes issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, the “2004 Initial Notes”), dated August 19, 2004, in an initial aggregate principal amount of $15,000,000 and warrants (such warrants, together with any warrants or other securities issued in exchange or substitution thereof or replacement thereof (including any additional warrants issued pursuant to the terms thereof), and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, the “2004 Warrants” and the shares of Common Stock (as defined below) issuable upon exercise of the 2004 Warrants being referred to herein as the “2004 Warrant Shares”), dated August 19, 2004, to purchase an aggregate of 5,194,806 shares (subject to adjustment as provided therein) of the common stock, par value $.001 per share (the “Common Stock”), of the Company, and subsequently issued to the Investors senior secured convertible notes (such notes, together with any promissory notes issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, the “2004 Additional Notes” and, collectively with the Initial Notes, the “2004 Notes” and the shares of Common Stock issuable upon conversion of the 2004 Notes being referred to herein as the “2004 Conversion Shares”), dated October 27, 2004, in an initial aggregate principal amount of $5,000,000;

WHEREAS, the Company entered into that certain letter agreement, dated January 25, 2005, with the 2004 Investors with respect to the 2004 Notes;

WHEREAS, the Company entered into that certain Waiver and First Amendment to 2004 Notes and Warrants, dated as of May 31, 2005, with the 2004 Investors;

WHEREAS, the Company and certain of the Investors (the “2005 Investors”) entered into a Securities Purchase Agreement, dated as of May 31, 2005 (the “2005 Purchase Agreement”), pursuant to which the Company issued to the 2005 Investors senior secured convertible notes, dated May 31, 2005, in an aggregate principal amount of $10,000,000 (such notes, together with any promissory notes issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, the “2005 Notes” and the shares of Common Stock issuable upon conversion of the 2005 Notes being referred to herein as the “2005

Conversion Shares”) and, under certain circumstances and based upon conditions set forth in the 2005 Notes, the Company may issue to the 2005 Investors warrants to purchase shares of Common Stock in the form attached as Exhibit C to the 2005 Purchase Agreement (such form of warrants, the “2005 Warrant Form”); and any warrants issued pursuant to the 2005 Notes in the 2005 Warrant Form, together with any warrants or other securities issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, the “2005 Warrants” and the shares of Common Stock issuable upon exercise of any 2005 Warrants being referred to herein as the “2005 Warrant Shares”); and

WHEREAS, Dolphin Energy Corporation, a wholly-owned subsidiary of the Company (“Dolphin”), entered into that certain Third Amendment to Participation Agreement with Exxel Energy Corporation as of October 4, 2005 (the “Apollo Amendment”), and the Company delivered written notice of the requirements set forth in Section 4(t) of the 2005 Purchase Agreement to each of the other parties to the Apollo Contracts (as defined in the 2005 Purchase Agreement) on November 17, 2005 (the “Apollo Notice”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Investors, severally and not jointly, hereby agrees with the Company as follows:

1.	Second Amendment to the 2004 Notes.

(a)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 2(a)(xvii) of each of such Investor’s 2004 Notes shall be amended to read in its entirety as follows:

(xvii) “Fixed Conversion Price” means as of any Conversion Date or other date of determination, $1.25, subject to adjustment as provided herein.

(b)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 2(a)(xix) of such Investor’s 2004 Initial Note shall be amended to read in its entirety as follows:

(xix)      “Installment Date” means each of the Interest Only Payment Date and the first Business Day of each calendar month beginning on and including March 1, 2005 through and including the calendar month immediately preceding the Maturity Date; provided, however, that there shall be no Installment Date within any of the calendar months beginning on and including December 1, 2005 through and including the calendar month beginning on March 1, 2006.

(c)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 2(a)(xx) of such Investor’s 2004 Additional Note shall be amended to read in its entirety as follows:

(xx)        “Installment Date” means each of the Interest Only Payment Date and the first Business Day of each calendar month beginning on and including March 1, 2005 through and including the calendar month immediately preceding the Maturity Date; provided, however, that there shall be no Installment Date within any of the calendar months beginning on and including December 1, 2005 through and including the calendar month beginning on March 1, 2006.

(d)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 2(a)(xxiv) of such Investor’s 2004 Initial Note shall be amended to read in its entirety as follows:

(xxiv)    “Maturity Date” means July 1, 2007, or such earlier date as all amounts due under this Note have been fully paid.

(e)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 2(a)(xxv) of such Investor’s 2004 Additional Note shall be amended to read in its entirety as follows:

(xxv)     “Maturity Date” means July 1, 2007, or such earlier date as all amounts due under this Note have been fully paid.

(f)           Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 7(a) of each of such Investor’s 2004 Notes shall be amended by replacing the last sentence thereof in its entirety with the following:

Notwithstanding the foregoing, (i) the Company shall not be entitled or permitted to effect a Company Alternative Redemption prior to the later of April 1, 2006 and the date that is four months after the date on which the Shareholder Approval is obtained, and (ii) if the Company effects a Company Alternative Redemption (subject to the conditions set forth in this Section 7) at any time on or after April 1, 2006 and prior to the later of October 1, 2006 and the date that is six months after the date on which the Shareholder Approval is obtained, the Company shall pay to the Holder, on the applicable Company Alternative Redemption Date and in addition to the applicable Company Alternative Redemption Price, by wire transfer of immediately available funds, an amount in cash equal to the Interest that would have been payable (at the Applicable Interest Rate in effect on the Company Alternative Redemption Date), for the period from such Company Alternative Redemption Date through and including the date that is the later of September 30, 2006 and the date that immediately precedes the date that is six months after the date on which the Shareholder Approval is obtained, on the Pro

Rata Redemption Amount that the Company has elected to redeem pursuant to this Section 7(a), as if such Pro Rata Redemption Amount had been outstanding during all of such period.

(g)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 8(a) of each of such Investor’s 2004 Notes shall be amended by replacing the last sentence thereof in its entirety with the following:

Notwithstanding the foregoing, (i) the Company shall not be entitled or permitted to effect a Company Alternative Conversion prior to the later of April 1, 2006 and the date that is four months after the date on which the Shareholder Approval is obtained, and (ii) if the Company effects a Company Alternative Conversion (subject to the conditions set forth in this Section 8) at any time on or after April 1, 2006 and prior to the later of October 1, 2006 and the date that is six months after the date on which the Shareholder Approval is obtained, the Company shall pay to the Holder, on the Final Company Alternative Conversion Determination Date and in addition to conversion of the Pro Rata Conversion Amount (together with the applicable Additional Amounts), an amount in cash equal to the result of (A) the Interest that would have been payable (at the Applicable Interest Rate in effect on the Final Company Alternative Conversion Determination Date), for the period (the “Additional Interest Period”) from the first day of the applicable Company Alternative Conversion Period through and including the date that is the later of September 30, 2006 and the date that immediately precedes the date that is six months after the date on which the Shareholder Approval is obtained, on any of the applicable Pro Rata Conversion Amount converted on or prior to the Final Company Alternative Conversion Determination Date pursuant to this Section 8, as if such converted Pro Rata Conversion Amount had been outstanding during all of the Additional Interest Period, minus (B) any Interest on such converted Pro Rata Conversion Amount included in any of the amounts converted pursuant to this Section 8 and relating to any portion of the applicable Company Alternative Conversion Period.

(h)          For purposes of each of the 2004 Notes, “Shareholder Approval” shall mean Shareholder Approval as defined in Section 5(c) of this Amendment.

2.	Second Amendment to the 2004 Warrants.

(a)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, the definition of Warrant Shares contained on the face of such Investor’s 2004 Warrant shall be hereby amended to read as follows (as applicable):

(i)         With respect to Warrant No. PRO-001 in the name of HFTP Investment L.L.C.:

Three Million Three Hundred Six Thousand Six Hundred Sixty-Seven (3,306,667) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the “Warrant Shares”)

(ii)        With respect to Warrant No. PRO-002 in the name of Gaia Offshore Master Fund, Ltd.:

Eight Hundred Fifty-Three Thousand Three Hundred Thirty-Four (853,334) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the “Warrant Shares”)

(iii)       With respect to Warrant No. PRO-003 in the name of Caerus Fund Ltd.:

One Hundred Six Thousand Six Hundred Sixty-Seven (106,667) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the “Warrant Shares”)

(iv)       With respect to Warrant No. PRO-005 in the name of AG Offshore Convertibles, Ltd.:

One Million Four Hundred Ninety-Three Thousand Three Hundred Thirty-Three (1,493,333) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the “Warrant Shares”)

(v)        With respect to Warrant No. PRO-006 in the name of AG Offshore Convertibles, Ltd.:

Six Hundred Forty Thousand One (640,001) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the “Warrant Shares”)

subject, in each of the instances set forth in paragraphs (i) through (v) above, to adjustment as provided in such Investor’s 2004 Warrant.

(b)          Each of the 2004 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 1(b)(xix) of such Investor’s 2004 Warrant be amended in its entirety to read as follows:

(xix)      “Warrant Exercise Price” shall be equal to, with respect to any Warrant Share, $1.25, subject to adjustment as hereinafter provided.

(c)          For purposes of each of the 2004 Warrants, “Shareholder Approval” shall mean Shareholder Approval as defined in Section 5(c) of this Amendment.

3.	First Amendment to the 2005 Notes.

(a)          Each of the 2005 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 2(a)(xv) of such Investor’s 2005 Note shall be amended in its entirety to read as follows:

(xv)       “Fixed Conversion Price” means as of any Conversion Date or other date of determination, $1.25, subject to adjustment as provided herein.

(b)          Each of the 2005 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 3(a)(i) of such Investor’s 2005 Note shall be amended to add the following as subsection (J), immediately prior to the period at the end of Section 3(a)(i)(I):

; or         (J) upon the Company’s receipt or deemed receipt of a Conversion Notice, the Company not being obligated to issue Shares upon such conversion due to the provisions of Section 5(b) of this Note

(c)          Each of the 2005 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 5 of such Investor’s 2005 Note shall be amended to designate the first paragraph thereof as subsection (a), and to add the following as subsection (b) thereafter:

(b)         Prior to the date on which the Shareholder Approval (as defined in Section 5(c) of the Waiver and Amendment, dated as of December 1, 2005, by and among the Company and the other parties thereto) has been obtained, the Company shall not be obligated to issue any Shares upon conversion of this Note if the issuance of such Shares would exceed that number of Shares which the Company may issue upon Conversion of this Note (the “Exchange Cap”) without breaching the Company’s obligations under the rules or regulations of the Principal Market. Until the Shareholder Approval is obtained, no purchaser of Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of this Note, a number of Shares greater than the product of (i) the Exchange Cap amount multiplied by (ii) such Purchaser’s Allocation Percentage (the “Cap Allocation Amount”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Cap Allocation Amount. In the event that any holder of Notes shall convert all of such holder’s Notes and exercise such holders Warrants into a number of Shares which, in the aggregate, is less than such holder’s Cap Allocation Amount, then the difference between such holder’s Cap Allocation Amount and the number of Shares actually issued to such holder upon conversion of such holder’s Notes and exercise of such holder’s Warrants shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Notes and Warrants on a pro rata basis in proportion to the aggregate number of Shares issuable upon conversion of the Notes and exercise of the Warrants then held by each such holder.

(d)          Each of the 2005 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 6(c) of each of the 2005 notes shall be amended so as to add the following as subsection (xi) immediately prior to the period at the end of Section 6(c):

; and	(xi) the Shareholder Approval has been obtained

(e)          Each of the 2005 Investors, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 7(a) of such Investor’s 2005 Note shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing, the Company shall not be entitled or permitted to effect a Company Alternative Redemption prior to the later of April 1, 2006 and the date that is four months after the date on which the Shareholder Approval is obtained.

4.            First Amendment to the 2005 Warrant Form. The 2005 Investors, severally and not jointly, hereby agrees with the Company that the 2005 Warrant Form shall be amended by adding the following thereto as Section 16:

Section 16.       Limitation on Number of Warrant Shares. Prior to the date on which the Shareholder Approval (as defined in Section 5(c) of the Waiver and Amendment, dated as of December 1, 2005, by and among the Company and the other parties thereto) has been obtained, the Company shall not be obligated to issue any Warrant Shares upon exercise of the Note Warrants if the issuance of such shares of Common Stock would exceed that number of Warrant Shares which the Company may issue upon exercise of the Note Warrants (the “Exchange Cap”) without breaching the Company’s obligations under the rules or regulations of the Principal Market. Until the Shareholder Approval is obtained, no holder of Note Warrants shall be issued, upon exercise of the Note Warrants, Warrant Shares in an amount greater than such holder’s Cap Allocation Amount (as defined in the Notes). In the event that any holder of Note Warrants shall sell or otherwise transfer any of such Note Warrants, the transferee shall be allocated a pro rata portion of such holder’s Cap Allocation Amount. In the event that, after the Closing Date (as defined in the Securities Purchase Agreement), any holder of the Note Warrants shall convert all of such holder’s Notes and exercise all of such holder’s Note Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Cap Allocation Amount, then the difference between such holder’s Cap Allocation Amount and the number of Warrant Shares and Conversion Shares (as defined in the Securities Purchase Agreement) actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Note Warrants and Notes on a pro rata basis in proportion to the Warrant Shares and Conversion Shares issuable upon exercise and conversion of the Note Warrants and the Notes, respectively, then held by each such holder. In the event that upon the delivery of an Exercise Notice the Company is prohibited from issuing Warrant Shares as a result of the operation of this Section 16, the Company shall repurchase for cash, within five (5) Business Days, the portion of this Warrant with respect to which Warrant Shares cannot be issued as result of this Section 16, at a price per Warrant Share equal to the difference between the Weighted Average Price of the Common Stock and the Warrant Exercise Price of such Warrant Shares as of the date of the attempted exercise.

5.	Covenants.

(a)         Listing. The Company shall secure the listing of all of the 2004 Conversion Shares and 2005 Conversion Shares issuable upon conversion of the 2004 Notes and 2005 Notes, respectively, in each case as amended by this Amendment, and all of the 2004 Warrant Shares and 2005 Warrant Shares, issuable upon exercise of the 2004 Warrants and the 2005 Warrants, respectively, in each case as amended by this Amendment, on the Principal Market (as defined in the 2005 Notes) as promptly as practicable. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(a).

(b)         Disclosure of Transactions and Other Material Information. Prior to 9:00 a.m., New York time, on December 2, 2005, the Company shall file a Form 8-K (the “Amendment Form 8-K”) with the SEC describing the terms of this Amendment and including as an exhibit to such Form 8-K this Amendment, in the form required by the Securities Exchange Act of 1934, as amended. From and after the filing of this Amendment Form 8-K with the Securities and Exchange Commission (the “SEC”), no Investor shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries (as defined in the 2005 Purchase Agreement) or any of their respective officers, directors, employees or agents.

(c)	Shareholder Approval and Regulatory Inquiry.

(i)          The Company shall provide each shareholder entitled to vote at a special meeting of shareholders of the Company, which shall be held no later than March 1, 2006 (the “Shareholder Meeting Deadline”), a proxy statement, which has been previously reviewed by the Investors and a counsel of their choice, soliciting each such shareholder’s affirmative vote at such shareholder meeting for approval of the Company’s issuance of all of the 2004 Conversion Shares and the 2005 Conversion Shares issuable upon conversion of the 2004 Notes and 2005 Notes, respectively, in each case as amended by this Amendment, and all of the

2004 Warrant Shares and 2005 Warrant Shares issuable upon exercise of the 2004 Warrants and 2005 Warrants, respectively, in each case as amended by this Amendment, in accordance with the rules of the Principal Market (such affirmative approval or Principal Market Confirmation (as defined in this Section 5(c) below), being referred to herein as the “Shareholder Approval”), and the Company shall use its best efforts to solicit shareholders’ approval of such issuance of the 2004 Conversion Shares, the 2005 Conversion Shares, the 2004 Warrant Shares and the 2005 Warrant Shares and to cause the Board of Directors of the Company to recommend to the shareholders that they approve such proposal. The proxy statement shall not contain any untrue statement of a material fact or omit to state a material fact related to the matters addressed therein required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall file a preliminary version of such proxy statement with the SEC as soon as possible but in no event later than December 22, 2005 (the “Proxy Statement Filing Due Date”). If the Company fails to file the proxy statement referred to above by the Proxy Statement Filing Due Date or fails to hold a meeting of its shareholders by the Shareholder Meeting Deadline, then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Notes an amount in cash equal to the product of (i) the aggregate principal amount of all Notes held by such holder, multiplied by (ii) .02 multiplied by (iii) the quotient of (x) the sum of (A) the number of days after the Proxy Statement Filing Due Date and prior to the date that the proxy statement referred to above is filed with the SEC and (B) the number of days after the Shareholder Meeting Deadline and prior to the date that a meeting of the Company’s shareholders is held, divided by (y) 30. The Company shall make the payments referred to in the preceding sentence within five days of the earlier of (I) the filing of the proxy statement or the holding of the meeting of the Company’s shareholders, the failure of which resulted in the requirement to make such payments, and (II) the last day of each 30-day period beginning on the Proxy Statement Filing Due Date or the Shareholder Meeting Deadline, as the case may be. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full. Notwithstanding the foregoing, if no later than January 15, 2006 the Company obtains a written confirmation, satisfactory to the holders of each of the Notes and each of the Warrants, from the Principal Market that approval of the Company’s shareholders is not required to issue the maximum number of the 2004 Conversion Shares and the 2005 Conversion Shares issuable upon conversion of the 2004 Notes and 2005 Notes, respectively, in each case as amended by this Amendment (the “Principal Market Confirmation”), and all of the 2004 Warrant Shares and 2005 Warrant Shares issuable upon exercise of the 2004 Warrants and the 2005 Warrants, respectively, in each case as amended by this Amendment, the Company’s obligations set forth in this Section 5(c)(1) shall terminate and be of no further force or effect.

(ii)        The Company shall promptly seek written determination from the Principal Market with respect to (a) the maximum number of the 2004 Conversion Shares and the 2005 Conversion Shares issuable upon conversion of the 2004 Notes and 2005 Notes, respectively, in each case as amended by this Amendment, and all of the 2004 Warrant Shares and 2005 Warrant Shares issuable upon exercise of the 2004 Warrants and the 2005 Warrants, respectively, in each case as amended by this Amendment, without being required under the applicable rules of the Principal Market to obtain the approval of the Company’s shareholders for such issuance, and (b) which of such Shares are included in the Principal Market’s calculations to determine whether the Company is required to obtain such approval.

6.	Waiver.

(a)          Each Investor, on behalf of itself and, to the extent permitted by law, its partners, directors, officers, shareholders, employees, consultants, representatives, predecessors, principals, agents, managers, members, parents, associates, affiliates, subsidiaries, attorneys, accountants, successors, successors-in-interest and assignees (collectively, the “Investor Releasing Persons”), hereby waives and releases, to the fullest extent permitted by law, any and all claims, rights and causes of action arising under any of the Transaction Documents (as defined in the 2004 Purchase Agreement and as amended to date, the “2004 Transaction Documents”) or any of the Transaction Documents (as defined in the 2005 Purchase Agreement and as amended to date, the “2005 Transaction Documents”) that any Investor Releasing Person had, currently has or then has against (i) the Company and its Subsidiaries (as defined in the 2005 Purchase Agreement), or (ii) any of the Company’s officers or directors, in each case arising solely from Dolphin’s entry into the Apollo Amendment or from the Apollo Notice. The limited waiver set forth in this Section 6(a) is conditioned upon, and subject to, the Company’s performance of its commitments and obligations under this Amendment, the breach or non-performance of which shall render such waiver null and void and of no force and effect, each Investor being entitled thereafter to exercise all remedies at law or in equity under the 2004 Transaction Documents and the 2005 Transaction Documents as if this Section 6(a) had not been part of this Amendment, as executed. The limited waiver set forth in this Section 6(a) is not, and shall not be deemed to be, a waiver of any other condition, requirement, provision or breach of any of the 2004 Transaction Documents, any of the 2005 Transaction Documents or any other agreement or instrument.

(b)          The Company, on behalf of itself and, to the extent permitted by law, its partners, directors, officers, shareholders, employees, consultants, representatives, predecessors, principals, agents, parents, associates, affiliates, subsidiaries, attorneys, accountants, successors, successors-in-interest and assignees (collectively, the “Company Releasing Persons”), hereby waives and releases, to the fullest extent permitted by law, any and all claims, rights and causes of action arising under, or related to, any of the 2004 Transaction Documents or 2005 Transaction Documents or otherwise that any Company Releasing Person had, currently has or then has against (i) any Investor, or (ii) any of such Investor’s directors, officers, partners, advisors, managers, members, investors or principals, in each case arising from any action or omission by such Investor, director, officer, partner, advisor, manager, member, investor or principal in connection with, or related to, Dolphin’s entry into the Apollo Amendment or the Apollo Notice (including, with limitation, any pursuit of remedies with respect thereto). The limited waiver set forth in this Section 6(b) is not, and shall not be deemed to be, a waiver with respect to any matter other than the matters described in the preceding sentence.

7.	Representations and Warranties of the Company.
The Company represents and warrants to each of the Investors that:

(a)         Authorization; Enforcement; Validity. Each of the Company and its applicable subsidiaries has the requisite corporate power and authority to enter into and perform its obligations under this Amendment, and to issue the Securities (as defined in the 2004 Purchase Agreement and amended hereby, the “2004 Securities”) and the Securities (as defined in the 2005 Purchase Agreement and amended hereby, the “2005 Securities”) in accordance with the terms hereof and thereof. The execution and delivery of this Amendment by the Company and the consummation of the transactions contemplated hereby, including the issuance of the 2004 Securities and the 2005 Securities, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders. This Amendment has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b)         Issuance of Securities. Upon issuance in accordance with the 2004 Transaction Documents or the 2005 Transaction Documents, as the case may be, the 2004 Conversion Shares, the 2005 Conversion Shares, the 2004 Warrant Shares and the 2005 Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes and Liens (as defined in the 2005 Purchase Agreement) with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Common Stock. The issuance by the Company of the 2004 Securities and the 2005 Securities is exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.

(c)         No Conflicts. The execution and delivery of this Amendment by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the reservation for issuance and issuance of the 2004 Conversion Shares, the 2005 Conversion Shares, the 2004 Warrant Shares and the 2005 Warrant Shares) will not (i) result in a violation of the Articles of

Incorporation or the Bylaws (each as defined in the 2005 Purchase Agreement) or the organizational documents of any Subsidiary (as defined in the 2005 Purchase Agreement); (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. The Company is not required to obtain any consent, authorization or order of, or except as required by Section 5(c) above, make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Amendment in accordance with the terms hereof.

8.	Representation and Warranties of the Investors.

Each of the Investors represents and warrants to the Company that (a) such Investor is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to enter into and perform its obligations under this Amendment, and (b) this Amendment has been duly and validly authorized, executed and delivered on behalf of such Investor and is a valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms.

9.            Avoidance of Doubt. The parties hereto hereby agree, for the avoidance of doubt, that the terms “Notes” and “Warrants” as used in the 2004 Transaction Documents shall mean the 2004 Notes and the 2004 Warrants as amended by this Amendment, and that the terms “Notes” and “Warrants” as used in the 2005 Transaction Documents shall mean the 2005 Notes and the 2005 Warrants as amended by this Amendment, and each of the parties hereto agrees not to take any contrary positions.

10.          Assignments and Transfers. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

11.          Headings. Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

12.          Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.          Independent Nature of Investors. The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder. Each Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The decision of each Investor enter into this Amendment has been made by such Investor independently of any other Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries (as defined in the 2005 Purchase Agreement) which may have been made or given by any other Investor or by any agent or employee of any other Investor, and no Investor or any of its agents or employees shall have any liability to any other Investor (or any other person or entity) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Investor shall be entitled to independently protect and enforce its rights, including the rights arising out of this Amendment, the Notes or the Warrants, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

14.          Electronic Transmission; Counterparts; Integration. This Amendment may be executed and delivered via facsimile, email or similar electronic transmission with the same force and effect as if an original were executed and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Amendment and the instruments referenced herein constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to such matters, and except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. The 2004 Transaction Documents and the 2005 Transaction Documents remain in force and effect as amended hereby.

15.          Ratification by Guarantors. By execution hereof each of Dolphin and Pannonian International, Ltd. (“Pannonian”) hereby acknowledge and agree that they have reviewed this Amendment and hereby ratify and confirm their respective obligations under the 2004 Transaction Documents and 2005 Transaction Documents, in each case, as amended hereby.

[remainder of page intentionally left blank; signature pages follow]

                IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

GALAXY ENERGY CORPORATION:

By: /s/ Marc Bruner

Name: Marc E. Bruner
Title President

DOLPHIN ENERGY CORPORATION

By: /s/ Richard E. Kurtenbach

Name: Richard E. Kurtenbach

Title: Secretary

PANNONIAN INTERNATIONAL, LTD.

By:	/s/ Richard E. Kurtenbach

Name: Richard E. Kurtenbach

Title: Secretary

[signature pages continue]

[SIGNATURE PAGE TO WAIVER AND AMENDMENT]

HFTP INVESTMENT L.L.C.

By: Promethean Asset Management L.L.C.

Its: Investment Manager

By:	/s/ Robert J. Brantman

Name: Robert J. Brantman

Title: Authorized Signatory

GAIA OFFSHORE MASTER FUND, LTD.

By: Promethean Asset Management L.L.C.

Its:	Investment Manager

By: /s/ Robert J. Brantman

Name: Robert J. Brantman

Title: Authorized Signatory

CAERUS FUND LTD.

By: Promethean Asset Management L.L.C.

Its:	Investment Manager

By: /s/ Robert J. Brantman

Name: Robert J. Brantman

Title: Authorized Signatory

[signature pages continue]

[SIGNATURE PAGE TO WAIVER AND AMENDMENT]

AG OFFSHORE CONVERTIBLES,
LTD

By: Angelo, Gordon & Co., L.P.

Its:	Investment Manager

By: /s/ John M. Angelo

Name:	John M. Angelo

Title: Chief Executive Officer

LEONARDO, L.P.

By: Leonardo Capital Management, Inc.

Its:	General Partner

By: Angelo, Gordon & Co., L.P.

Its:	Director

By: /s/ John M. Angelo

Name:	John M. Angelo
Title:	Chief Executive Officer

[SIGNATURE PAGE TO WAIVER AND AMENDMENT]

Schedule of Investors

1.	HFTP Investment L.L.C.
c/o Promethean Asset Management L.L.C.
55 Fifth Avenue
17th Floor
New York, New York 10003
Attention: Robert J. Brantman
Telephone: (212) 702-5200
Facsimile: (212) 758-9620
Residence: Delaware

2.	Gaia Offshore Master Fund, Ltd.
c/o Promethean Asset Management L.L.C.
55 Fifth Avenue
17th Floor
New York, New York 10003
	Attention:	Robert J. Brantman
Telephone: (212) 702-5200
Facsimile: (212) 758-9620
Residence: Cayman Islands

3.	Caerus Fund Ltd.
c/o Promethean Asset Management L.L.C.
55 Fifth Avenue
17th Floor
New York, New York 10003
Attention: Robert J. Brantman
Telephone: (212) 702-5200
Facsimile: (212) 758-9620
Residence: Cayman Islands

4.	AG Offshore Convertibles, Ltd.
c/o Angelo, Gordon & Co.
245 Park Avenue
New York, New York 10167
	Attention:	Gary I. Wolf
Telephone: (212) 692-2058
Facsimile: (212) 867-6449

Residence: British Virgin Islands

5.	Leonardo, L.P.
c/o Angelo, Gordon & Co.

Doc #:CHI02 (208239-00102) 60425002v9;12/01/2005/Time:17:04

245 Park Avenue
New York, New York 10167
Attention:	Gary I. Wolf
Telephone: (212) 692-2058
Facsimile: (212) 867-6449

Residence: Cayman Islands

Doc #:CHI02 (208239-00102) 60425002v9;12/01/2005/Time:17:04